Exhibit 99

BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition for increase in rates by	)	Docket No. 080677-EI
Florida Power & Light Company.	)
____________________________________	)

In re: 2009 comprehensive depreciation	)	Docket No. 090130-EI
study by Florida Power & Light Company.	)
____________________________________	)

STIPULATION AND SETTLEMENT

WHEREAS, Florida Power & Light Company (“FPL” or the “Company”), the Office of the Attorney General (“AG”), the Office of Public Counsel (“OPC”), the Florida Industrial Power Users Group (“FIPUG”), the Florida Retail Federation (“FRF”), the South Florida Hospital and Healthcare Association (“SFHHA”), the Federal Executive Agencies (“FEA”) and the Associated Industries of Florida (“AIF”) have signed this Stipulation and Settlement (the “Agreement”; unless the context clearly requires otherwise, the term “Party” or “Parties” means a signatory to this Agreement); and
WHEREAS, on March 16, 2009, FPL petitioned the Florida Public Service Commission (“FPSC” or “Commission”) for an increase in base rates of approximately $1.044 billion in 2010, a subsequent year adjustment to base rates of approximately $247.4 million in 2011, approval to continue the Generation Base Rate Adjustment mechanism to adjust base rates for the addition of new generating plants such as the West County Energy Center Unit 3 (“West County Unit 3”) that is projected to go into service in June 2011, and other related relief; and
WHEREAS, on March 16, 2009, FPL filed comprehensive depreciation studies in accordance with FPSC Rule 25-6.0436(8)(a), Florida Administrative Code; and
WHEREAS, the Parties filed voluminous prepared testimony and exhibits, conducted extensive discovery, participated in nine service hearings and fifteen days of technical hearings held by the Commission, and fully briefed their positions to the Commission following the conclusion of the hearings; and
WHEREAS, the Commission issued Order No. PSC-10-0153-FOF-EI on March 17, 2010 in the above dockets (“the Final Order”), in which the Commission approved a base rate increase effective March 1, 2010 of approximately $75.5 million; and
WHEREAS, on April 1, 2010, FPL and FIPUG filed motions for reconsideration of certain aspects of the Final Order; and
WHEREAS, all Parties have the right to appeal the Final Order, as revised by the Commission’s decision on reconsideration, to the Supreme Court of Florida; and
WHEREAS, the Parties recognize that this is a period of substantial economic uncertainty and that this Agreement will provide rate certainty to FPL’s customers during the term of the Agreement; and
WHEREAS, the Parties to this Agreement have undertaken to resolve the issues raised in these proceedings so as to maintain a degree of stability as to FPL’s base rates and charges;
NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the Parties hereby stipulate and agree:

1.
This Agreement will become effective upon approval and final order of the Commission (the “Implementation Date”) and continue through the last billing cycle in December 2012 (the period from the Implementation Date through the last billing cycle in December 2012 may be referred to herein as the “Term”).  Base rates set in the Final Order shall remain unchanged during the Term except as otherwise permitted in this Agreement.

2.
Nothing in this Agreement shall preclude FPL from requesting the Commission to approve the recovery of costs that are recoverable through base rates under the nuclear cost recovery statute, Section 366.93, Florida Statutes, and Commission Rule 25-6.0423, F.A.C.  Parties may participate in nuclear cost recovery proceedings and proceedings related thereto and may oppose FPL’s requests.

3.
Nothing in this Agreement shall preclude FPL from petitioning the Commission to seek recovery of costs associated with any storms without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings or level of theoretical depreciation reserve. Consistent with the rate design method set forth in Order No. PSC-06-0464-FOF-EI, the Parties agree that recovery of storm costs from customers will begin, on an interim basis, sixty days following the filing of a cost recovery petition and tariff with the Commission and will be based on a 12-month recovery period if the storm costs do not exceed $4.00/1,000 kWh on monthly residential customer bills. In the event the storm costs exceed that level, any additional costs in excess of $4.00/1,000 kWh shall be recovered in a subsequent year or years as determined by the Commission.  All storm related costs shall be calculated and disposed of pursuant to Commission Rule 25-6.0143, F.A.C., and will be limited to costs resulting from a tropical system named by the National Hurricane Center or its successor, to the estimate of incremental costs above the level of storm reserve prior to the storm and to the replenishment of the storm reserve to the level as of the Implementation Date. The Parties to this Agreement are not precluded from participating in any such proceedings. The Parties agree that the $4.00/1,000 kWh cap in this Paragraph 3 will apply in aggregate for a calendar year; provided, however, that FPL may petition the Commission to allow FPL to increase the initial 12 month recovery beyond $4.00/1,000 kWh in the event FPL incurs in excess of $800 million of storm recovery costs that qualify for recovery in a given calendar year, inclusive of the amount needed to replenish the storm reserve to the level that existed as of the Implementation Date.  All Parties reserve their right to oppose such a petition.  The Parties expressly agree that any proceeding to recover costs associated with any storm shall not be a vehicle for a “rate case” type inquiry concerning the expenses, investment, or financial results of operations of the Company and shall not apply any form of earnings test or measure or consider previous or current base rate earnings or level of theoretical depreciation reserve.

4.
Nothing shall preclude the Company from requesting the Commission to approve the recovery of costs (a) that are of a type which traditionally and historically would be, have been, or are presently recovered through cost recovery clauses or surcharges, or (b) that are incremental costs not currently recovered in base rates which the Legislature or Commission determines are clause recoverable subsequent to the approval of this Agreement.   It is the intent of the Parties in this Paragraph 4 that FPL not be allowed to recover through cost recovery clauses increases in the magnitude of costs of types or categories (including but not limited to, for example, investment in and maintenance of transmission assets) that have been and traditionally, historically, and ordinarily would be recovered through base rates. It is further the intent of the Parties to recognize that an authorized governmental entity may impose requirements on FPL involving new or atypical kinds of costs (including but not limited to, for example, requirements related to cybersecurity), and, concurrently with the imposition of such requirements, the Legislature and/or Commission may authorize FPL to recover those related costs through a cost recovery clause.   Nothing in this Agreement shall affect the shifts from clause to base rate recovery and from base rate to clause recovery that were approved in the Final Order.

5.
(a)  FPL projects that West County Unit 3 will enter commercial service during the summer of 2011, when this Agreement is in effect.  The Parties agree that, beginning with the first billing cycle on or after the date on which West County Unit 3 enters commercial service, FPL shall be authorized to recover during the remainder of the calendar year that portion of the projected non-fuel revenue requirements associated with FPL’s West County Unit 3 which equals the projected fuel savings associated with the operation of West County Unit 3 through the balance of the calendar year via FPL’s capacity cost recovery clause. Thereafter during the Term, FPL shall be authorized to collect annually through its capacity cost recovery clause that portion of the annual revenue requirements associated with West County Unit 3 that equates to the projected annual fuel savings associated with the addition of West County Unit 3, provided that if the projected fuel cost savings are greater than the annual revenue requirements of West County Unit 3, then FPL’s recovery pursuant to this section shall be limited to the annual revenue requirements of West County Unit 3.

(b)  The revenue requirements associated with West County Unit 3 quantified pursuant to this paragraph shall be allocated to customer classes utilizing the same cost of service and rate design methodology that was approved in the Final Order.  The projected non-fuel annual revenue requirement associated with West County Unit 3 will reflect the costs upon which the cumulative present value revenue requirements were predicated, and pursuant to which a need determination was granted by the Commission in Order No. PSC-08-0591-FOF-EI, as adjusted by the application of a 10% return on equity in lieu of the return on equity that was used in the determination of need proceeding. FPL will calculate and submit for Commission confirmation the amount of the revenue requirement at the time it submits its capacity clause projection filing for the year that the plant is to go into service.  If the actual capital costs of West County Unit 3 are lower than projected in the need determination proceeding, the lower figure shall constitute the full revenue requirements. If actual capital costs for West County Unit 3 are higher than the costs projected in the need determination proceeding, FPL, at its option, may initiate a limited proceeding to recover such additional costs in future ratemaking proceedings subsequent to the termination of this Agreement. FPL’s request to recover such additional costs shall be governed by the standards of Commission Rule 25-22.082(15), F.A.C.  Any Party to this Agreement shall be permitted to intervene in such limited proceeding to challenge FPL’s request to recover such costs. However, while FPL shall calculate the total revenue requirements for West County 3 in this manner, the amount of the revenue requirements associated with West County Unit 3 that FPL may collect through its capacity cost recovery clause from customers during the Term shall be limited by the projected fuel savings described in this paragraph.

(c)  FPL shall implement for the remainder of the calendar year in which West County Unit 3 achieves commercial service a revised fuel cost recovery factor that reflects the projected fuel savings associated with the addition of West County Unit 3 to its generating fleet.    FPL shall quantify the projected fuel savings associated with the addition of West County Unit 3 through the use of the same computerized simulations of its system and current assumptions and data regarding unit performance, system load, and fuel costs that it employs to project its fuel costs in the fuel cost recovery proceeding to compare the total fuel costs that FPL would incur without the addition of West County Unit 3 to the total fuel costs it will incur with the addition of West County Unit 3.  Simultaneously with the implementation of the revised fuel cost recovery factor that incorporates the fuel savings associated with the addition of West County Unit 3, FPL shall be authorized to begin collecting the portion of the revenue requirements associated with West County Unit 3 that is equivalent to the fuel savings projected for West County Unit 3 through the capacity cost recovery clause.  The revised fuel cost recovery factor and the revised capacity cost recovery factor shall be calculated and their implementation timed so as to accomplish the intent of the Parties, which is that revenues collected to recover the costs of owning and operating West County Unit 3 shall be completely offset by projected fuel savings associated with the unit during the Term.  FPL shall submit the revised fuel cost recovery factor and supporting calculations to the Commission and to the Parties at the time it submits the quantification of West County Unit 3’s revenue requirements.  Other Parties shall have the right to contest FPL’s projection of fuel cost savings associated with West County Unit 3.

(d)  FPL’s right to recover the portion of the non-fuel revenue requirements for West County Unit 3 that is offset by projected fuel savings pursuant to this Paragraph 5 shall survive termination of this Agreement and shall continue until such time as new base rates are authorized for FPL that are based on a test year that reflects the then applicable non-fuel revenue requirements for West County Unit 3.  The Parties understand and agree that this Paragraph 5 shall not be construed as authorizing FPL to defer the recognition of any costs associated with owning and operating West County Unit 3, or defer the collection of any portion of the calculated annual revenue requirements associated with West County Unit 3 that exceeds the projected fuel savings associated with the unit, to future periods.  During this Agreement FPL shall book the full investment and all costs of owning and operating the unit, including depreciation expense, of West County Unit 3 during the calendar year to which such investment and costs relate.  Further, when quantifying the investment in West County Unit 3 to be included in rate base during future base rate proceedings, FPL shall recognize fully the accumulated depreciation associated with West County Unit 3 that it records during the Term.  It is the intent of the Parties that the provisions regarding West County Unit 3 are integral to and interrelated with the other provisions of this Agreement.  Accordingly, nothing in this Paragraph 5 shall be construed to limit the ability of FPL and the other Parties to invoke their respective rights to seek changes in base rates pursuant to Paragraph 6 of this Agreement in the event the inclusion of the costs and revenues associated with West County Unit 3 in accordance with this Paragraph 5 in the calculation of FPL’s earned return on equity cause FPL’s earned return on equity to trigger a threshold of Paragraph 6 below.

6.
Notwithstanding Paragraph 1 above, if FPL’s earned return on common equity falls below 9% during the Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, FPL may petition the FPSC to amend its base rates, either as a general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, and/or as a limited proceeding under Section 366.076, Florida Statutes.  (Throughout this Agreement, “FPSC actual, adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to FPL’s books required by the Commission by rule or order, but excluding pro forma, weather-related adjustments.)  If FPL files a petition to initiate a general rate proceeding pursuant to this provision, FPL may request an interim rate increase pursuant to the provisions of Section 366.071, Florida Statutes.  The other Parties to this Agreement shall be entitled to participate in any proceeding initiated by FPL to increase base rates pursuant to this paragraph, and may oppose FPL’s request.  Notwithstanding Paragraph 1 above, if FPL’s earned return on common equity exceeds 11% during the Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, any other Party shall be entitled to petition the Commission for a review of FPL’s base rates.  In any case initiated by FPL or any other Party pursuant to this paragraph, all parties will have full rights conferred by law.  Notwithstanding Paragraph 1 above, this Agreement shall terminate upon the effective date of any final order issued in any such proceeding pursuant to this Paragraph 6 that changes FPL’s base rates prior to December 31, 2012.  This Paragraph 6 (a) shall not be construed to bar or limit FPL to any recovery of costs otherwise contemplated by this Agreement; (b) shall not apply to any request to change FPL’s base rates that would become effective after this Agreement terminates; and (c) shall not limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the termination of this Agreement to argue that FPL’s authorized ROE range should be different than 9% to 11%.

7.
In the Final Order, the Commission determined a net theoretical depreciation reserve surplus in the total amount of $894 million (“Total Depreciation Surplus”).  The Commission directed FPL to amortize the Total Depreciation Surplus over four years.  The Parties hereby agree that in any given year of this Agreement, FPL shall have discretion to vary the amount of amortization of Total Depreciation Surplus taken in that year, provided that (a) for any surveillance reports submitted by FPL during which its return on equity (measured on an FPSC actual, adjusted basis) would otherwise fall below 9%, FPL must amortize at least the amount of the available Total Depreciation Surplus necessary to maintain in each such 12-month period a return on equity of 9%; (b)  FPL may not amortize Total Depreciation Surplus in an amount that results in FPL achieving a return on equity of greater than 11% (measured on an FPSC actual, adjusted basis) in any such 12-month period as measured by surveillance reports submitted by FPL during the Term; and (c) FPL shall amortize no more than $267 million of its Total Depreciation Surplus per calendar year during the Term (but if less than this maximum yearly amortization is taken in any calendar year during the Term, then the remaining available amortization amount will carry forward to increase the maximum yearly amortization that may be used in any subsequent calendar year throughout the Term).  Notwithstanding the foregoing, in no event shall FPL amortize more than $776 million of its Total Depreciation Surplus during the period January 1, 2010, through December 31, 2012, unless a greater amount of amortization is necessary to avoid a surveillance report showing an FPSC actual adjusted return on equity of less than 9%.  FPL shall not satisfy the requirement of Paragraph 6 that its actual adjusted earned return on equity must fall below 9% on a monthly surveillance report before it may initiate a petition to increase base rates during the Term unless FPL first uses any of the Total Depreciation Surplus that remains available for the purpose of increasing its earned return on equity to at least 9% for the period in question.

8.
No Party to this Agreement will request, support, or seek to impose a change in the application of any provision hereof. Except as provided in Paragraph 6, a Party to this Agreement will neither seek nor support any reduction in FPL’s base rates, including limited, interim or any other rate decreases, that would take effect prior to the first billing cycle for January 2013, except for any such reduction requested by FPL or as otherwise provided for in this Agreement.  FPL shall not seek interim, limited, or general base rate relief during the Term except as provided for in Paragraph 6 of this Agreement.  FPL is not precluded from seeking interim, limited or general base rate relief that would be effective during or after the first billing cycle in January 2013. Such interim relief may be based on time periods before January 1, 2013, consistent with Section 366.071, Florida Statutes, and calculated without regard to the provisions of this Agreement.

9.
Cost of service and rate design methodologies will be as set forth in the Final Order.  Nothing in this Agreement will preclude the Company from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by FPL, provided that such tariff request does not increase any existing base rate component of a tariff or rate schedule during the Term unless the application of such new or revised tariff or rate schedule is optional to the Company’s customers.

10.
The provisions of this Agreement are contingent on approval of this Agreement in its entirety by the Commission. The Parties further agree that they will support this Agreement and will not request or support any order, relief, outcome, or result in conflict with the terms of this Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this Agreement or the subject matter hereof. No party will assert in any proceeding before the Commission that this Agreement or any of the terms in the Agreement shall have any precedential value. Approval of this Agreement in its entirety will resolve all matters in Docket Nos. 080677-EI and 090130-EI pursuant to and in accordance with Section 120.57(4), Florida Statutes. Upon approval of this Agreement in its entirety by the Commission, FPL and FIPUG will withdraw their respective Motions for Reconsideration of the Final Order. These Dockets will be closed effective on the date the Commission Order approving this Agreement is final and no Party shall seek appellate review of any order issued in these Dockets.

11.	This Agreement is dated as of August 20, 2010. It may be executed in counterpart originals, and a facsimile of an original signature shall be deemed an original.

In Witness Whereof, the Parties evidence their acceptance and agreement with the provisions of this Agreement by their signature.

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, FL 33408

By:  ERIC E. SILAGY______________________
Eric E. Silagy

The Honorable Bill McCollum, Attorney General
Office of the Attorney General
The Capitol-PL01
Tallahassee, FL 32399-1050

By:  PATRICIA A. CONNERS_________________
Patricia A. Conners
Cecilia Bradley

Office of Public Counsel
c/o The Florida Legislature
111 West Madison St, Suite 812
Tallahassee, FL 32399-1400

By:  J.R. KELLY__________________
J.R. Kelly

The Florida Industrial Power Users Group
Jon C. Moyle, Jr., Esquire
Vicki Gordon Kaufman, Esquire
Keefe Anchors Gordon & Moyle, PA
118 North Gadsden Street
Tallahassee, FL 32301

By:  JON C. MOYLE, JR.    _________
Jon C. Moyle, Jr.

Florida Retail Federation
Robert Scheffel Wright, Esquire
John T. LaVia, III, Esquire
Young van Assenderp, P.A.
225 South Adams Street, Suite 200
Tallahassee, Florida 32301

By:  ROBERT SCHEFFEL WRIGHT_
Robert Scheffel Wright

Federal Executive Agencies
Shayla L. McNeill, Capt, USAF
Utility Litigation & Negotiation Team
Staff Attorney
AFLOA/JACL-ULT
AFCESA
139 Barnes Drive, Suite 1
Tyndall AFB, FL 32403-5317

By:  ___SHAYLA L. MCNEILL____
Capt. Shayla L. McNeill

South Florida Hospital and Healthcare
Association
Kenneth L. Wiseman, Esquire
Andrews Kurth LLP
1350 I Street, NW, Suite 1100
Washington, DC 20005

By:      KENNETH L. WISEMAN_____
Kenneth L. Wiseman

Associated Industries of Florida Power & Light
Tamela I. Perdue, Esq.
516 North Adams
Tallahassee, FL  32301

By:  __TAMELA I. PERDUE ______________
Tamela I. Perdue